Exhibit 10.1

Kari Heerdt 16612 Green Dolphin Lane Cornelius, NC 28031	P.O. Box 110526 4101 Research Commons 79 TW Alexander Drive Research Triangle Park North Carolina 27709

February 24, 2010	Lawrence D. Stern Chairman & Chief Executive Officer Tel 919.316.6668 Fax 919.316.6669 lawrence.stern@talecris.com

Dear Kari:

Your employment agreement, entered January 21, 2008, and amended and restated on November 26, 2008, between you and Talecris Biotherapeutics Holdings Corp. (“Agreement”) expires on April 1, 2010.

The Compensation Committee of the Board of Directors has authorized me to give you notice of renewal pursuant to Section 2 of the Agreement to extend the Agreement through April 1, 2011 on the same terms as contained in the Agreement, except as follows:

(1)     The second sentence of Section 4.2 of the Agreement shall be amended to read as follows:

“The Executive’s target bonus shall be 65% of base salary (the “Target Bonus”), with the actual amount of each Bonus being determined under the Bonus Plan in effect at that time as approved by the Board.”

(2)     Section 4.8 shall be amended to read in its entirety as follows:

“The Executive may commute from a primary residence located in Charlotte NC metro area or other location as approved by the CEO. The Executive will be permitted to travel back and forth weekly, and the Company shall reimburse the cost. From time to time, the Executive shall be expected to attend employee and/or community events over the weekend in the greater Raleigh area. The Company will provide temporary housing or reasonable reimbursement for temporary housing. The expenses described in Section 4.8 will be grossed up to cover Executive’s federal and state income tax liability. Reimbursement of relevant items, housing costs or reimbursement and gross-ups of federal and state income tax liability shall all be in accordance with relevant items of the Company’s Commuter Policy during the Term. The Executive is expected to pay for all local living expenses not covered by the Company’s Commuter Policy. The Executive shall apply for all reimbursements hereunder for a particular calendar year not later than forty-five (45) days after it ends, and payment shall occur not later than two and one-half months after the end of the calendar year to which the reimbursable expenses relate.

If you agree with the terms of this renewal, please sign both copies of this letter in the space provided below and return one copy to me.

Very truly yours,	AGREED:

/s/ Lawrence Stern
Lawrence Stern	/s/ Kari Heerdt
Chairman and Chief Executive Officer	Kari Heerdt

3/3/10
Date

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